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                                                                     EXHIBIT 9.1

                             INFORMATION SUPPLEMENT
                    EQUITY INVESTOR FUND--NUVEEN PORTFOLIOS

    This Information Supplement provides additional information concerning the structure, operations and risks of trusts (each, a "Portfolio") of Equity Investor Fund--Nuveen Portfolios not found in the prospectuses for the Portfolios. This Information Supplement is not a prospectus and does not include all of the information that a prospective investor should consider before investing in a Portfolio. This Information Supplement should be read in conjunction with the prospectus for the Portfolio in which an investor is considering investing ("Prospectus"). Copies of the Prospectus can be obtained by calling or writing the Trustee at the telephone number and address indicated on the back cover of the Prospectus.

    This Information Supplement is dated March 1, 2000. Capitalized terms have been defined in the Prospectus.

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                               TABLE OF CONTENTS

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Description of Portfolio Investments........................          2
  Portfolio Supervision.....................................          2
Risk Factors................................................          2
  Equity Securities.........................................          2
  International Risk Factors................................          3
    Concentration...........................................          5
      Technology Companies..................................          5
      The Telecommunications Industry.......................          6
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                      DESCRIPTION OF PORTFOLIO INVESTMENTS

PORTFOLIO SUPERVISION

    Each Portfolio is a unit investment trust which normally follows a buy and hold investment strategy. Traditional methods of investment management for mutual funds typically involve frequent changes in portfolio holdings based on economic, financial and market analyses. Because a Portfolio is not actively managed the adverse financial condition of an issuer or its failure to maintain its current dividend rate will not necessarily require the sale of its securities from a Portfolio. In the event a public tender offer is made for a security or a merger or acquisition is announced affecting a security, the Sponsor may instruct the Trustee to tender or sell the security on the open market when in its opinion it is in the best interest of investors to do so. The Sponsor may also instruct a Trustee to sell a security in the following circumstances: (i) failure to declare or pay a regular dividend on a security or anticipated dividends generally; (ii) institution of certain legal proceedings;
(iii) other legal questions or impediments affecting the security or payments on that security; (iv) default under certain documents adversely affecting the declaration or payment of anticipated dividends on the security, the issuer's general credit standing or the sound investment character of the security, or a default on other outstanding securities of the same issuer; (v) if a security becomes inconsistent with a Portfolio's investment objectives; (vi) if the sale is necessary or advisable to maintain the qualification of the Portfolio as a Regulated Investment Company under the Internal Revenue Code or to provide funds to make any distribution for a taxable year as required by the Internal Revenue Code; or (vii) decline in security price or other market or credit factors that, in the opinion of the Sponsor, makes retention of the security detrimental to the interests of investors. If there is a failure to declare or pay a regular dividend on a security or anticipated dividends generally on that security and the Sponsor fails to instruct the Trustee within 30 days after notice of the failure, the Trustee will sell the security.

    Any monies allocated to the purchase of a security will generally be held for the purchase of the security. However, a Portfolio may not be able to buy each security at the same time, because of unavailability of the security or because of any restrictions applicable to the Portfolio relating to the purchase of the security by reason of the federal securities laws or otherwise.

    Voting rights with respect to the securities will be exercised by the Trustee in accordance with directions given by the Sponsor.

                                  RISK FACTORS

EQUITY SECURITIES

    An investment in Units of a Portfolio should be made with an understanding of the risks inherent in an investment in equity securities, including the risk that the financial condition of the issuers of the securities may become impaired or that the general condition of the relevant stock market may worsen (both of which may contribute directly to a decrease in the value of the securities and thus in the value of the Units). Common stocks may be especially susceptible to general stock market movements and to volatile increases and decreases in value as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

    Holders of common stocks incur more risk than holders of preferred stocks and debt obligations because common stockholders, as owners of the entity, have generally inferior rights to receive payments from the issuer in comparison with the rights of creditors of, or holders of debt obligations or preferred stocks issued by the issuer. Holders of common stocks of the type held by a Portfolio have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. By contrast, holders of preferred stocks have the right to receive dividends at a fixed rate when and as declared by the issuer's board of directors, normally on a cumulative basis, but do not participate in

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other amounts available for distribution by the issuing corporation. Cumulative preferred stock dividends must be paid before common stock dividends and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stocks are also entitled to rights on liquidation which are senior to those of common stocks. Moreover, common stocks do not represent an obligation of the issuer and therefore do not offer any assurance of income or provide the degree of protection of capital provided by debt securities. Indeed, the issuance of debt securities or even preferred stock will create prior claims for payment of principal, interest, liquidation preferences and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Further, unlike debt securities which typically have a stated principal amount payable at maturity (whose value, however, will be subject to market fluctuations prior thereto), common stocks have neither a fixed principal amount nor a maturity and have values which are subject to market fluctuations for as long as the stocks remain outstanding. The value of the securities in a Portfolio thus may be expected to fluctuate over the entire life of the Portfolio to values higher or lower than those prevailing on the Portfolio's initial date of deposit.

INTERNATIONAL RISK FACTORS

    FOREIGN ISSUERS. Investments in Portfolios consisting partially or entirely of securities of foreign issuers involve investment risks that are different in some respects from an investment in a Portfolio that invests partially or entirely in securities of domestic issuers. Those investment risks include future political and economic developments and the possible establishment of exchange controls or other governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant securities. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements such as those applicable to domestic issuers.

    Securities issued by non-U.S. issuers generally pay dividends in foreign currencies, and even if purchased by a Fund in American Depositary Receipt ("ADR") form in the United States, are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Moreover, for those Securities that are ADRs, currency fluctuations will affect the U.S. dollar equivalent of the local currency price of the underlying domestic shares and, as a result, are likely to affect the value of the ADRs and consequently the value of the Securities. In addition, the rights of holders of ADRs may be different than those of holders of the underlying shares, and the market for ADRs may be less liquid than that for the underlying shares.

    ADRs evidence American Depositary Shares which, in turn, represent common stock deposited with a custodian in a depositary. ADRs may be sponsored or unsponsored. In an unsponsored facility, the depositary initiates and arranges the facility at the request of market makers and acts as agent for the ADR holder, while the company itself is not involved in the transaction. In a sponsored facility, the issuing company initiates the facility and agrees to pay certain administrative and shareholder-related expenses. Sponsored facilities use a single depositary and entail a contractual relationship between the issuer, the shareholder and the depositary; unsponsored facilities involve several depositories with no contractual relationship to the company. ADRs are registered securities pursuant to the Securities Act of 1933 and may be subject to the reporting requirements of the Securities Exchange Act of 1934.

    FOREIGN EXCHANGE RATES. A Portfolio of securities that are principally traded in foreign currencies involves investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. This is because the United States dollar value of a Portfolio (and hence of the Units) and of the distributions from the Portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

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    The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty, which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. Since 1983, the Hong Kong dollar has been pegged to the U.S. dollar although there is no guarantee that the Hong Kong dollar will continue to be "pegged" to the U.S. dollar in the future. In Europe the Euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies.) From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

    Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well--particularly with respect to transfers of capital.) Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

    The Trustee will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Trustee may not be indicative of the amount in United States dollars a Portfolio would receive had the Trustee sold any particular currency in the market.

    The Trustee is required to conduct the foreign exchange transactions of a Portfolio either on a spot (I.E., cash) buying basis or on a forward foreign exchange basis, whichever will synchronize the currency conversions as exactly as practicable with the settlement dates of the foreign stock or with the dividend distribution dates of the Portfolio, as the case may be. These forward foreign exchange transactions will generally be of as short a duration as practicable and will generally settle on the date of receipt of the applicable foreign currency involving specific receivables or payables of the Portfolio accruing in connection with the purchase and sale of its securities and income received on the securities or the sale and redemption of Units. These transactions are accomplished by contracting to purchase or sell a specific currency at a future date and price set at the time of the contract. The cost to a Portfolio of engaging in these foreign currency transactions varies with such factors as the currency involved, the length of the contract period and the market conditions then prevailing. Since transactions in foreign currency exchange are usually conducted on a principal basis, fees or commissions are not normally involved. Although foreign exchange dealers trade on a net basis they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price). The relevant exchange rate used for evaluations of securities will include the cost of buying or selling, as the case may be, of any forward foreign exchange contract in the relevant currency to correspond to the

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requirement that Units when purchased settle on a regular basis and that the
Trustee settle redemption requests in United States dollars within seven days.

    EXCHANGE CONTROLS. On the basis of the best information available to the Sponsor at the present time none of the securities, except as otherwise indicated in a Portfolio's prospectus, is subject to exchange control restrictions under existing law which would materially interfere with payment to a Portfolio of amounts due on securities either because the particular jurisdictions have not adopted any currency regulations of this type or because the issues qualify for an exemption or the Portfolio, as an extraterritorial investor, has qualified its purchase of securities as exempt by following applicable "validation" or similar regulatory or exemptive procedures. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payments to a Portfolio.

    In addition, the adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in a Portfolio and on the ability of a Portfolio to satisfy its obligation to redeem Units tendered to the Trustee for redemption.

    LIQUIDITY. Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of the Act. Sales of non-exempt securities by a Portfolio in United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these securities by a Portfolio will generally be effected only in foreign securities markets. Although the Sponsor does not believe that a Portfolio will encounter obstacles in disposing of the securities, investors should realize that the securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. To the extent the liquidity of these markets becomes impaired, however, the value of a Portfolio when responding to a substantial volume of requests for redemption of Units (should redemptions be necessary despite the market making activities of the Sponsor) received at or about the same time could be adversely affected. This might occur, for example, as a result of economic or political turmoil in a country in whose currency a Portfolio had a substantial portion of its assets invested, or should relations between the United States and a foreign country deteriorate markedly. Even though the securities are listed, the principal trading market for the securities may be in the over-the-counter market. As a result, the existence of a liquid trading market for the securities may depend on whether dealers will make a market in the securities. There can be no assurance that a market will be made for any of the securities, that any market for the securities will be maintained or of the liquidity of the securities in any markets made. In addition, a Portfolio may be restricted under the Investment Company Act of 1940 from selling securities to the Sponsor. The price at which the securities may be sold to meet redemptions and the value of a Portfolio will be adversely affected if trading markets for the securities are limited or absent.

CONCENTRATION

    A Portfolio may contain or be concentrated in securities of issuers engaged in the categories discussed below. An investment in a Portfolio should be made with an understanding of the risks that these securities may entail, certain of which are described below.

TECHNOLOGY COMPANIES

    A Portfolio may be concentrated in stocks of issuers that manufacture semiconductors, computers, electronics components, software, integrated systems and other related products. These kinds of companies present certain risks that may not exist to the same degree in other industries. The industry is rapidly developing and highly competitive, both domestically and internationally. Technology stocks, in general, tend to be relatively volatile as compared to other types of investments. While volatility may create investment opportunities, it does entail risk. Companies throughout the technology field include many smaller and less seasoned companies. These types of companies may present greater opportunities for capital appreciation, but usually involve greater risks. These companies may have limited product lines, markets or financial resources, or may have limited management or marketing personnel. In addition, the securities that have wide institutional holding are more volatile than the securities with lower institutional holding. The industry is also strongly affected by worldwide scientific and technological developments and the products of these companies may rapidly fall into obsolescence. Certain of these companies may offer products or services that

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are subject to (or may become subject to) government regulation and may, therefore, be affected adversely by government policies. Other factors that characterize the industry include low barriers to entry, short product life cycles, aggressive pricing and reduced profit margins, dramatic and often unpredictable changes in growth rates, a high degree of investment needed to maintain competitiveness, frequent new product introduction, the need to enhance existing products, intense competition from large established companies, and potential competition from small start up companies. In addition, these companies are subject to events that affect manufacturing companies in general, such as increases in material or labor costs, changes in distribution channels and the need to manage inventory levels in line with product demand.

THE TELECOMMUNICATIONS INDUSTRY

    The telecommunications industry is subject to varying degrees of competitive regulatory, political and economic risk which may affect the price of the stocks of companies involved in such industry. Such risks depend on a number of factors including the country in which a company is located. Telecommunications companies in both developed and emerging countries are undergoing significant change due to varying and evolving levels of governmental regulation or deregulation and technological advances as well as other factors. As a result, competitive pressures are intense and the securities of such companies may be subject to rapid price volatility. In addition, companies offering telephone services are experiencing increasing competition from each other and alternate service providers. The cellular telephone industry also faces increased competition as the Federal Communications Commission ("FCC") has sold additional spectrum to personal communications service providers, doubling the competitors in a service area. All telecommunications companies in both developed and emerging countries are subject to the additional risk that technological innovations will make their products and services obsolete.

    UNITED STATES. A Portfolio may be concentrated in stocks of companies that are engaged in providing local, long-distance and cellular services, in the manufacture of telecommunications products and in a wide range of other activities including directory publishing, information systems and the operation of voice, data and video telecommunications networks. Technological innovations in fiber optics, cellular products and services, voice messaging, call waiting and automatic dialing offer additional potential for significant expansion. Advances like formation of a national cellular grid may also contribute to the growth of this industry.

    REGIONAL BELL HOLDING COMPANIES. The five RBHCs, which were spun off from AT&T in 1984, are seeking to increase profits through the development and sale of new high-margined products, such as caller ID, voicemail, call return, call waiting and interactive multimedia, to their existing customer base. To the extent that the demand for such products is less than anticipated, the price of securities of RBHCs could be adversely affected. Many of the RBHCs are also aggressively looking to expand into overseas markets through both direct and indirect investment. The impact of this expansion on the price of securities of the RBHCs is uncertain. These companies provide near monopoly local and intrastate telephone service as well as cellular and other generally unregulated services. A Portfolio may contain the securities of certain independent telephone companies which are subject to regulation by the FCC and state utility commissions and of certain long-distance telecommunications carriers, certain telecommunications equipment manufacturers and certain non-U.S. companies which provide telecommunications services or equipment mainly outside the United States. International communications facilities in the United States are also subject to the jurisdiction of the FCC, and the provision of service to foreign countries is subject to the approval of the FCC and the appropriate foreign governmental agencies.

    THE TELECOMMUNICATIONS ACT OF 1996. The Telecommunications Act of 1996; Communication Decency Act of 1996 (the "Communications Act") permits greater competition in the local and long distance telephone and equipment manufacturing markets. In addition, it changed the regulatory structure governing the RBHCs from one based on rate of return to one based on price. Prior to passage of the Communications Act, the RBHCs provided local telephone service, including exchange access for long-distance companies, directory advertising and new customer equipment. Many RBHCs, pursuant to waivers, could also engage in a broad range of businesses including foreign consulting, servicing computers and marketing or leasing office equipment. The RBHCs are allowed to provide long distance services, video services and manufacturing. AT&T, which since 1984 has provided interexchange long-distance service in competition with numerous

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other providers, is now allowed to also provide local telephone service and video services. AT&T also provides certain other products, services and customer equipment.

    The independent telephone companies, like the RBHCs, provide local telecommunications service, but operate in more rural areas. These companies were not subject to the consent decree and therefore could provide the full range of telecommunications services including local exchange and long distance services, the installation of business systems, telephone consulting, the manufacture of telecommunications equipment, operation of voice and data networks and directory publishing. Cellular service is providing an increasing component of the revenues of the RBHCs and independent telephone companies. Both the RBHCs and independents are subject to regulation by the FCC and state regulatory authorities. Long-distance companies which provide long-distance telecommunications services are subject to regulation by the FCC. The long-distance industry is consolidating into larger carriers and will experience increased competition as local telephone companies and cable television operators enter the long distance market. Conversely, local exchange carriers, be they RBHCs or independents will also face competition in their local markets from long-distance providers and cable television operators.

    Business conditions of the telecommunications industry may affect the ability of the issuers of the Securities in the Fund to meet their obligations. The FCC and certain state utility regulators have introduced certain incentive plans such as price-cap regulation. Price-cap regulation offers local exchange carriers an opportunity to share in higher earnings provided they become more efficient. These new approaches to regulation by the FCC and various state or other regulatory agencies result in increased competition, and could lead to greater risks as well as greater rewards for operating telephone companies. Technology has tended to offset the effects of inflation and is expected to continue to do so. Under traditional regulation, continuing cost increases, to the extent not offset by improved productivity and revenues from increased volume of business, would result in a decreasing rate of return and a continuing need for rate increases. The long-distance industry has been increasingly opened to competition over the last number of years. As a result, the major long-distance companies compete actively for market share. Indeed, to meet increasing competition, telephone companies will have to commit substantial capital, technological and marketing resources. Many telecommunications companies are currently considering partnerships with utilities, positioning themselves to provide high-speed, two-way video services and high quality telephone service.

    Cellular and cable companies provide wireless services including paging, dispatch and cellular services throughout the U.S. Most of the RBHCs, independents as well as long distance companies, are seeking to increase their share of the cellular market in view of perceived future growth prospects. It is unclear what effect, if any, increased competition between wireless and traditional services will have on the telecommunications industry. Other potential competition for local service has also developed. The deregulated cellular telephone industry has a limited operating history and there is significant uncertainty regarding its future, particularly with regard to increased competition, the continued growth in the number of customers, the usage and pricing of cellular services, and the cost of providing cellular services, including the cost of attracting new customers, developing new technology and the ability to obtain licenses to provide cellular services. Recent industry developments may provide increased competition and reduced revenues from cellular service for RBHCs and independent telephone companies. The uncertain outcomes of future labor agreements and employee and retiree benefit costs may also have a negative impact on profitability. Telephone usage, and therefore revenues, could also be adversely affected by any sustained economic recession. Each of these problems would adversely affect the profitability of the telecommunications issuers of the Securities in a Portfolio and their ability to meet their obligations.

    Telecommunications equipment companies design, manufacture, and distribute telecommunication equipment such as central office switching equipment, switches, displays, mobile and cellular equipment and systems, network transmission equipment, PBXS, satellite, microwave, antennas, and digital communications networks. Growth of these companies may result from telephone service industry expansion, modernization requirements and possible new technology such as interactive television. As less developed countries modernize their telecommunications infrastructure, the demand for these products increases. This segment of the industry is subject to rapidly changing technology and the risk of technological obsolescence although it is generally not subject to regulation as other telecommunications services are.

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    In addition, a Portfolio may contain securities issued by telephone companies which provide telecommunications services or equipment outside the United States; these companies are subject to regulation by foreign governments or governmental authorities which have broad authority regulating the provision of telecommunications services and the use of certain telecommunication equipment. Consequently, certain Securities in a Portfolio may be affected by the rules and regulations adopted by regulatory agencies in other countries from time to time.

    FOREIGN TELECOMMUNICATIONS ISSUES. Many European, Latin American and Asian telephone systems appear to have significant growth potential. The international sector in a Portfolio consists predominantly of former government-owned telecommunications systems that have been privatized in stages. Most are similar to AT&T before 1984 in their dominance of local, long-distance and international service within their country. As governments privatize their systems by selling stock to the public, telephone service is likely to expand and, as a result of greater efficiency, potentially become more profitable. On the other hand, the countries are allowing more companies to compete with the recently privatized companies. Many of these companies have expanded into other countries. The Sponsor believes there is significant potential for expansion of telephone services in foreign countries. Of course, there can be no assurance of whether or when telephone service in these countries will expand or its effects on the non-U.S. companies represented in any Portfolio.

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